As filed with the Securities and Exchange Commission on July 30, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLOWSERVE CORPORATION

(Exact name of registrant as specified in its charter)

New York	31-0267900
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5215 N. O’CONNOR BOULEVARD,

SUITE 700

IRVING, TX 75039

(Address of Principal Executive Offices, Zip Code)

Flowserve Corporation 2024 Employee Stock Purchase Plan

(Full title of the plan)

Susan C. Hudson

Senior Vice President, Chief Legal Officer and Corporate Secretary

Flowserve Corporation

5215 N. O’Connor Boulevard, Suite 700

Irving, Texas 75039

(972) 443-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers 4,000,000 shares of common stock, $1.25 par value per share (“Common Stock”), of Flowserve Corporation (“Flowserve” or the “Registrant”) to be offered or sold under the Flowserve Corporation 2024 Employee Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2024;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on April 29, 2024 and July 29, 2024, respectively;

(c)	the Registrant’s Current Reports on Form 8-K filed with the SEC on February 6, 2024 and May 16, 2024; and

(d)

the description of the Common Stock contained in Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 18, 2020, including all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 721 of the New York Business Corporation Law (the “NYBCL”) provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareowners or directors or by agreement, except that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. No indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action that is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case where the director or officer has been successful, whether on the merits or otherwise, in defending an action of the character described in Section 722 of the NYBCL. If the director or officer has not been successful or the action is settled, indemnification may be made only if authorized by the appropriate corporate action as set forth in Section 723. Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Sections 722 and 723(a) of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify: (1) the corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL; (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL; and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such Article 7, on condition that the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Article Thirteenth of the Restated Certificate of Incorporation, as amended, of Flowserve provides as follows:

“No director of this corporation shall be personally liable to this corporation or its shareholders for damages for any breach of duty as a director; provided, however, that, to the extent required by applicable law, the foregoing clause shall not apply to any liability of a director if a judgment or other final adjudication adverse to him establishes (i) that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (iii) that his acts violated Section 719 of the New York Business Corporation Law. Any repeal or modification of this Article THIRTEENTH shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.”

Article IX of Flowserve’s By-laws, as amended and restated, provides that Flowserve shall indemnify and advance expenses to any present or future director or officer from and against any and all liabilities and expenses to the broadest and maximum extent permitted by the NYBCL as the same presently exists or to the greater extent permitted by any amendment thereafter adopted.

Flowserve has entered into indemnification agreements with its directors and officers that provide indemnification to the fullest extent permitted by the NYBCL, as well as certain additional procedural protections. The indemnification agreements provide that directors and officers will be indemnified to the fullest extent permitted by law against all expenses (including attorneys’ fees) and settlement amounts paid or incurred by them in any proceeding as directors or officers of Flowserve, including any action on account of their services as officers or directors of any other company or enterprise when they are serving in such capacities at Flowserve’s request. Flowserve must pay in advance of a final disposition of a proceeding or claim, the expenses incurred by the indemnitee no later than 10 days after receipt of an undertaking by or on behalf of the indemnitee to repay the amount of the expenses to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by Flowserve. The indemnification agreements also provide the indemnitee with remedies in the event that Flowserve does not fulfill its obligations under the indemnification agreements.

As permitted by Section 726 of the NYBCL, Flowserve maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against specific expenses in connection with the defense of, and specific liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

The preceding discussion of the NYBCL, Flowserve’s Restated Certificate of Incorporation and By-laws is not intended to be exhaustive and is qualified in its entirety by reference to the NYBCL and such documents.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Flowserve Corporation, as amended and restated effective May 20, 2021 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-13179) dated May 25,2021).

4.2	Flowserve Corporation By-Laws, as amended and restated effective April 12, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-13179) filed on April 12,2023).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1*	Flowserve Corporation Power of Attorney (included on signature pages hereto).

99.1	Flowserve Corporation 2024 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 16, 2024).

107.1*	Filing Fee Table.

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on July 30, 2024.

FLOWSERVE CORPORATION

By:	/s/ R. Scott Rowe
Name:	R. Scott Rowe
Title:	President & Chief Executive Officer

Each person whose signature appears below constitutes and appoints R. Scott Rowe and Amy B. Schwetz, severally, each with full power to act alone and without the others, his true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement, to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file such registration statements with the SEC, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the SEC in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Scott Rowe	President, Chief Executive Officer and Director	July 30, 2024
R. Scott Rowe	(Principal Executive Officer)

/s/ Amy B. Schwetz	Senior Vice President and Chief Financial Officer	July 30, 2024
Amy B. Schwetz	(Principal Financial Officer)

/s/ Scott K. Vopni	Vice President and Chief Accounting Officer	July 30, 2024
Scott K. Vopni	(Principal Accounting Officer)

/s/ Sujeet Chand	Director	July 30, 2024
Sujeet Chand

/s/ Ruby R. Chandy	Director	July 30, 2024
Ruby R. Chandy

/s/ Gayla J. Delly	Director	July 30, 2024
Gayla J. Delly

/s/ John L. Garrison	Director	July 30, 2024
John L. Garrison

/s/ Cheryl H. Johnson	Director	July 30, 2024
Cheryl H. Johnson

/s/ Michael C. McMurray	Director	July 30, 2024
Michael C. McMurray

/s/ Thomas B. Okray	Director	July 30, 2024
Thomas B. Okray

/s/ David E. Roberts	Director	July 30, 2024
David E. Roberts

/s/ Kenneth I. Siegel	Director	July 30, 2024
Kenneth I. Siegel

/s/ Carlyn R. Taylor	Director	July 30, 2024
Carlyn R. Taylor